Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIREEYE, INC.

FireEye, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 18, 2004, under the name NetForts, Inc.

2.    Pursuant to Section 242 of the DGCL, this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.    Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted this Certificate of Amendment.

4.    ARTICLE I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of this corporation is Mandiant, Inc. (the “Corporation”).”

The terms and provisions of this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on October 4, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 28th day of September, 2021.

FIREEYE, INC.
a Delaware corporation

By:	/s/ Kevin R. Mandia
Name: Kevin R. Mandia
Title: Chief Executive Officer